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                                                                                                               EXHIBIT 11.1

                                              CONSECO, INC. AND SUBSIDIARIES

                                        COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                                                        (unaudited)

                                                                                                     Three months
                                                                                                         ended
                                                                                                       March 31,
                                                                                                  -------------------
                                                                                                  1997           1996
                                                                                                  ----           ----

      Shares outstanding, beginning of period...........................................      167,128,228     81,031,828

      Weighted average shares issued (acquired) during the period:
        Shares issued in conjunction with merger........................................        2,881,597              -
        Shares issued under employee benefit and compensation plans.....................           82,578              -
        Exercise of stock options.......................................................          692,985        684,852
        Shares issued upon conversion of preferred stock................................        3,907,985            664
        Shares issued upon conversion of convertible debentures.........................        2,976,443              -
        Treasury stock acquired.........................................................                -       (299,760)
        Common equivalent shares related to:
          Stock options at average market price ........................................       11,464,201      4,623,872
          Employee stock plans .........................................................        2,078,179      1,993,452
          PRIDES........................................................................        7,447,050     11,332,228
          Convertible debentures........................................................        4,961,128              -
                                                                                             ------------     ----------

      Weighted average primary shares outstanding.......................................      203,620,374     99,367,136
                                                                                             ============     ==========

      Net income for primary earnings per share:
        Net income as reported..........................................................     $111,489,117    $46,348,000
          Less amounts applicable to preferred stock:
             Charge related to induced conversions......................................      (12,290,191)             -
             Preferred stock dividends..................................................                -     (4,606,000)
                                                                                             ------------    -----------

      Net income for primary earnings per share.........................................     $ 99,198,926    $41,742,000
                                                                                             ============    ===========

      Net income per primary common share...............................................             $.49           $.42
                                                                                                     ====           ====

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